SUMMARY OF PROPOSED TERMS OF EQUITY CONTRIBUTION

Background

This summary of proposed terms (the “Term Sheet”) contains the basic terms to be included in future definitive documentation relating to the contribution of equity interests described below. The parties are (i) Dr. Amol Soin (“Dr. Soin”), sole member of Soin Bioscience LLC (“Soin Bio”), and (ii) Alt5 Sigma Corporation (“Alt5”), the sole member of Soin Therapeutics, LLC (“Soin Thera”) and, upon its incorporation, the sole stockholder of Alyea Therapeutics Inc. (“Alyea”). The proposed transaction is subject to (x) the satisfactory completion of due diligence by Alt5, (y) the acceptance by both Dr. Soin and Alt5 of the principal terms as finally negotiated, and (z) the negotiation, execution and delivery of the relevant definitive documentation. It is understood that this Summary of Proposed Terms does not constitute a binding contract and that the parties do not intend to be legally bound, except as specifically stated below in Section 2 below. Unless otherwise stated herein, all references to currency whether set forth in numerical terms or percentages are in USD.
1.Non-Binding Basic Terms: It is the parties’ intention that the provisions in this Section 1 shall not be binding upon the parties and that the proposed transaction be subject to the conditions set forth above:

Equity Contribution
Subject to final tax advice, Dr. Soin will contribute 100% of the membership interests in Soin Bio to Alyea (the “Soin Contribution”).
Concurrently with the Soin Contribution, Alt5 will contribute 100% of the membership interests in Soin Thera to Alyea (the “Alt5 Contribution” and, together with the Soin Contribution, the “Contributions”).

Consideration
As consideration for the Soin Contribution, Dr. Soin will receive the following:
•Common Shares. Shares of Alyea’s common stock (the “Common Shares”) equal to a ten percent (10%) equity interest as of the date of the consummation of the Contributions; provided, that in the event that (i) Dr. Soin terminates his employment with Alyea (other than for “Good Reason”) or (ii) is terminated for “Cause” by Alyea (such defined terms to be mutually agreed between the parties hereto), in each case, prior to the date of Alyea’s initial public offering, Dr. Soin shall forfeit such Common Shares for no consideration. Such forfeiture provision would terminate upon Alyea’s initial public offering.
The number of Common Shares shall be subject to customary

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adjustment in the event that Alyea (i) pays a stock dividend or otherwise makes a distribution that is payable in shares of common stock, (ii) subdivides (by way of any stock split, stock dividend, recapitalization or otherwise) its then outstanding shares of common stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) its then outstanding shares of common stock into a small number of shares.
•FDA Approval Payment. Within ninety (90) days following approval by the U.S. Food and Drug Administration (the “FDA”) of the first of Soin Bio’s drug candidates, Alyea shall pay to Dr. Soin an amount in cash equal to five million dollars ($5,000,000).
•Royalty Payments: For a period of ten (10) years following FDA approval of any of Soin Bio’s drug candidates, Dr. Soin will receive royalty payments (the “Royalty Payments”) in the amount of five percent (5%) of revenue received by Alyea from sales of Soin Bio’s drug candidate, provided that the aggregate amount of Royalty Payments payable by Alyea to Dr. Soin shall not exceed forty million dollars ($40,000,000) in the aggregate.
•PRV Sale. In the event Soin Bio receives a Priority Review Voucher (a “PRV”) and such PRV is subsequently sold by Soin Bio, Dr. Soin shall have the right to receive ten percent (10%) of the proceeds received by Soin Bio from the sale of such PRV, up to a maximum amount of fifteen million dollars ($15,000,000).

Soin Contribution Clawback
In the event that Alyea does not consummate an initial public offering on or prior to December 31, 2025, Dr. Soin shall have the right to require Alyea to assign all of the outstanding equity interests of Soin Bio and Soin Thera to Dr. Soin for no consideration.

Series S Convertible Preferred Stock
Simultaneously with the Contributions, Dr. Soin will contribute his shares of Series S Convertible Preferred Stock of Alt5 to Alyea in exchange for shares of Alyea’s preferred stock having rights, preferences and privileges identical to those of the Series S Convertible Preferred Stock, subject to further review and confirmation that neither the Series S Convertible Preferred Stock of Alt5 nor the preferred stock of Alyea constitutes non-qualified preferred stock under IRC Section
351(g). Such transaction shall be part of a single, integral transaction together with the transactions described in the section of this Term Sheet entitled “Equity Contribution.”

Conditions Precedent and	The closing of the transaction is subject to a satisfactory due diligence review of Soin Bio by Alt5, Dr. Soin’s approval of the tax structure,

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Closing
execution of legal definitive agreements incorporating the terms hereof, and such other usual and customary closing conditions for transactions of this type, including without limitation, entry by Dr. Soin into a customary employment agreement with Alyea.

Representations and Warranties	Standard representations and warranties for contributions of membership interests of this nature, to be made by Alt5 and Dr. Soin on the date of the definitive agreements.
Governing law	The documents shall be governed by the substantive laws of the State of Delaware (without reference to conflict of law principles).

2.Binding Terms: The parties intend and agree that the provisions in this Section 2 be binding upon execution of this Term Sheet:
(a)This Term Sheet may not be amended, supplemented, or modified unless by a written agreement signed by the parties hereto. Each party shall bear its own attorney’s fees, costs and expenses.

(b)The parties hereto agree to work expeditiously and in good faith towards the consummation of the transactions contemplated by this Term Sheet. Dr. Soin and Soin Bio agree that they will not, from the date of this Term Sheet until February 28, 2025 (or for such period as otherwise agreed between the parties hereto in writing), take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than Alt5 and Alyea relating to the sale or issuance, of any of the equity interests of Soin Bio or the acquisition, sale, lease, license or other disposition of Soin Bio or any material part of the equity interests or assets of Soin Bio and shall notify Alt5 promptly of any inquiries by any third parties in regards to the foregoing.

(c)Alt5 shall not, and shall cause its affiliates and representatives not to, disclose or divulge, or use except in connection with the transactions contemplated by this Term Sheet, any confidential or proprietary information of or regarding Soin Bio that Soin Bio and/or Dr. Soin disclose to Alt5 or any of its affiliates or representatives, or that Alt5 and/or any such person or entity learns of, except to the extent: (i) required by law, (ii) such information becomes publicly available without breach of this Section 2(c), (iii) such information becomes available to Alt5 or any such affiliates or representatives from a source that is not and was not known by Alt5 of such affiliates or representatives, as applicable, to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation to Soin Bio and/or Dr. Soin, (iv) was already in the lawful possession of Alt5 or such affiliates or representatives with no obligation of confidentiality prior to its disclosure by Soin Bio and/or Dr. Soin or (v) is independently developed by Alt5 or its affiliates or representatives. Alt5 shall be responsible for any breach of this Section 2(c) by any of its affiliates or representatives. Notwithstanding the foregoing, Soin Bio and Dr. Soin acknowledge that Alt5 shall be permitted to publicly disclosure the existence of this Term Sheet upon execution hereof.

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(d)This Term Sheet shall be governed by the substantive laws of the State of Delaware (without reference to conflict of law principles).

[signatures appear on following page]

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The parties have caused this Term Sheet to be executed by their respective authorized representatives as of this 19th day of November 2024.

ALT5 SIGMA CORPORATION

By:         Name: Peter Tassiopoulos
Title: Chief Executive Officer

DR. AMOL SOIN

SOIN BIOSCIENCE LLC

By:         Name: Dr. Amol Soin
Title: CEO